UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 14, 2005

Date of Report (Date of earliest event reported)

WATER PIK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-15297

25-1843384

(Commission File Number)	(IRS Employer Identification No.)

23 Corporate Plaza, Suite 246

Newport Beach, CA  92660

(Address of principal executive offices, including zip code)

(949) 719-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On June 14, 2005, Water Pik Technologies, Inc., through its wholly-owned subsidiaries, Water Pik, Inc. and Laars, Inc. (collectively, the “Company”), repaid in full its outstanding loans with Banc of America Leasing & Capital, LLC (“Banc of America”).  The original principal amount of the Company’s loans with Banc of America was $14,790,000, and the amount due and paid to fully satisfy the loans on June 14, 2005 was $5,035,491.  The Banc of America loans were secured by certain equipment owned by the Company, which equipment was released from all liens as a result of the Company’s payment of the Banc of America loans.  Concurrent with the repayment of the loans, the Company also cancelled interest rate swap agreements pertaining to the loans.  The Company’s loans and related agreements with Banc of America terminated as a result of the repayment of the loans.

In addition, on June 14, 2005, Laars, Inc. fully paid its obligations under a promissory note dated October 22, 2001 with U.S. Bank National Association in the original principal amount of $2,250,000 (the “US Bank Note”), with the remaining balance of $1,925,381 due and paid on June 14, 2005.  The US Bank Note was secured by a mortgage on the Company’s real property located at 20 Industrial Way, Rochester, New Hampshire, which mortgage was released as a result of the Company’s payment of the US Bank Note.  The Company has other outstanding indebtedness with U.S. Bank National Association and such loans remain unchanged by the repayment of the US Bank Note.

The repayment of the loans described above released all bank liens from real and personal property assets to be delivered to Bradford White Corporation in connection with the pending sale of the Company’s Laars® Heating Systems business announced on June 7, 2005.  The repayment of the loans described above had no impact on the terms of the Amended and Restated Credit Agreement dated August 27, 2003 between the Company and a group of banks including JP Morgan Chase Bank as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATER PIK TECHNOLOGIES, INC.

Date:	June 20, 2005	By:	/s/ VICTOR C. STREUFERT
Victor C. Streufert,
Vice President, Finance
and Chief Financial Officer